EXHIBIT 10.18


                                  (LETTERHEAD)


Mr. D. Gene Roberts
Director, WC Services
Humana Inc. - Workers
Compensation Services
500 West Main Street, 7th Floor
Louisville, KY 40201-1438

     Re:  ABCIC-Humana Contract Renewal

Dear Gene:

     This letter shall confirm our agreement reached yesterday to extend the existing contract between Humana Medical Plan, Inc. (Humana) and Associated Business and Commerce Insurance Corp. (ABCIC). The contract shall be amended to reflect the following revised provisions with the balance of the contract deemed ratified and confirmed:

     1. The Plan and Administrative Services Fee Exhibit shall be amended to reflect a "Capitation Payment" of twenty-five (25%) percent.

     2. The service areas for the capitation rate shall consist of all service areas approved by FAHCA for Humana as of September 1, 1996. Any additional service areas shall be added by mutual consent under separate financial arrangements.

     3. We agree to present Humana first to our potential policyholders and will provide your named representative a 24 hour "window" to talk with any policyholders who indicate to ABCIC staff that they prefer another provider. However, because of the serveral reasons we have discussed, the contract must remain nonexclusive.

     4. Retrospective rated policies issued by us shall not be a part of our managed care arrangement.

     5. Our existing agreement gives Humana the option to obtain reinsurance coverage under our policies provided we mutually agree on an appropriate prorated portion of premium to be paid by Humana. If we cannot agree as to premium, Humana then has the right to secure its reinsurance coverage from any source of Humana's choice. We agree to amend this provision by adding a right of first refusal in ABCIC to meet another reinsurance quote, presuming that we cannot get together on a price.

Mr. D. Gene Roberts
Humana, Inc. - Workers
Compensation Services
August 9, 1996
Page 2


     6.  The term of this contract extension shall be two (2) years.

     7. The reimbursement procedure on existing retrospectively rated accounts shall be adjusted as follows: ABCIC will reimburse Humana for the difference between Humana's actual medical costs plus ten percent of such medical costs and the capitation payments previously paid to Humana on such accounts, subject to a total maximum reimbursement of $100,000. The actual medical costs shall be valued as of July, 1998 and shall be paid on or before July 1, 1999.

     8. We agree that we will jointly negotiate an idemnity bonus plan. The plan shall be subject to agreement by acturaries for ABCIC and Humana. The 1996 idemnity and medical-legal expense (as defined in Paragraph 1.20 of our agreement) loss ratio, as calculated and determined, shall be the benchmark for 1997. An average of the 1996 and 1997 ratios shall be used as the benchmark for 1998. An initial calculation will be made six (6) months following the expiration of each contract year with a final accounting at twenty-four (24) months. If the loss ratio decreases, Humana shall share twenty-five (25%) percent of such savings, however, if it increases, Humana shall pay twenty-five (25%) percent of the increase.

     I have informed the staff at ABCIC that our agreement has been renewed and we are presently enrolling new policyholders in our managed care arrangement.

     Gene, your efforts in correcting the initial problems we encountered are appreciated and I look forward to our continuing relationship.

                               Very truly yours,


                               /s/ LAWRENCE J. MARCHBANKS
                               --------------------------
                                   Lawrence J. Marchbanks

LJM/lkm
cc:  Mr. Jim Nau, President, ABCIC
     Mr. Joe Keene, President, CCI
     Mr. Cliff Merit, Vice President, ABCIC